Exhibit 99.1

TIBCO ANNOUNCES REVIEW OF STRATEGIC ALTERNATIVES

Palo Alto, CA, September 3, 2014 – TIBCO Software Inc. (NASDAQ: TIBX) today announced that its Board of Directors unanimously initiated on August 16, 2014 a review of a variety of strategic and financial alternatives available to the Company through the formation of a Special Committee of independent directors, composed of Nanci Caldwell, David West and Eric Dunn. Wilson Sonsini Goodrich & Rosati and Goldman, Sachs & Co. have been retained to assist in this review.

“Following a detailed evaluation over the past several months, we have determined that it is prudent to undertake a wide review of strategic and financial options to see which alternative or alternatives, including our standalone plans, are in fact the best way to maximize shareholder value,” said Vivek Ranadivé, TIBCO’s Chairman and Chief Executive Officer. “Regardless of the outcome of the Special Committee’s review, the entire TIBCO team is fully committed to meeting the needs of our customers and continuing to provide them with industry-leading solutions. We remain focused on innovating and expanding our exceptional product portfolio while executing on the strategic and operational initiatives we announced earlier this year.”

About TIBCO

TIBCO Software Inc. (NASDAQ: TIBX) is a global leader in infrastructure and business intelligence software. Whether it’s optimizing inventory, cross-selling products, or averting crisis before it happens, TIBCO uniquely delivers the Two-Second Advantage® – the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. With a broad mix of innovative products and services, TIBCO is the strategic technology partner trusted by businesses around the world. Learn more about TIBCO at www.tibco.com.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. TIBCO’s intentions with regard to the strategic and financial alternatives may be affected by a number of factors which include the market price of TIBCO’s stock and general business and market conditions. Additional information regarding potential risks is provided in TIBCO’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended November 30, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 1, 2014. TIBCO assumes no obligation to update the forward-looking statements included in this release.

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TIBCO, Two-Second Advantage, Spotfire, and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. or its subsidiaries in the United States and/or other countries. Other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.

Investor Relations Contact

John Ederer, Vice President of Corporate Finance

jederer@tibco.com

(650) 846-8696

Media Relations Contact

John Christiansen and Lindsay Andrews

Sard Verbinnen & Co

(415) 618-8750